EXHIBIT 99.1

THOR Industries Announces Fourth Quarter and Fiscal 2023 Results

Fourth Quarter Results Underscore Continued Strong European Segment Performance and Solid Execution Within North American Down-Cycle as Company Remains Focused on Effective Capital Management Including Investments in Growth, Repaying Debt and Returning Cash to Shareholders

Fiscal Fourth Quarter 2023 Highlights

  Net sales for the fourth quarter were $2.74 billion, a decrease of 28.4% compared to the record fourth quarter of fiscal 2022.
  Consolidated gross profit margin for the fourth quarter was 14.4%, a decrease of 310 basis points when compared to the fourth quarter of fiscal year 2022.
  Net income attributable to THOR Industries and diluted earnings per share for the fourth quarter of fiscal 2023 were $90.3 million and $1.68, respectively, compared to $280.9 million and $5.15, respectively, for the prior-year period.
  During the fourth quarter of fiscal 2023, net cash provided by operations totaled $507.5 million and the Company made principal payments of $300.0 million on its Term Loan and $50.0 million on its ABL.

Fiscal Year 2023 Highlights

  Net sales for fiscal year 2023 were $11.12 billion, a decrease of 31.8% compared to the record fiscal 2022.
  Net income attributable to THOR Industries and diluted earnings per share for fiscal year 2023 were $374.3 million and $6.95, respectively, compared to $1.14 billion and $20.59, respectively, for fiscal 2022.
  Net cash provided by operations for fiscal year 2023 totaled $981.6 million compared to $990.1 million in fiscal 2022.
  During fiscal year 2023, the Company made principal payments of $402.4 million on its Term Loan and $100.0 million on its ABL.
  During fiscal year 2023, the Company returned $138.0 million to shareholders via cash dividends and repurchases of common stock.

Fiscal Year 2024 Outlook

  Consolidated net sales in the range of $10.5 billion to $11.0 billion
  Consolidated gross profit margin in the range of 14.5% to 15.0%
  Diluted earnings per share in the range of $6.25 to $7.25

ELKHART, Ind., Sept. 25, 2023 (GLOBE NEWSWIRE) -- THOR Industries, Inc. (NYSE: THO) today announced financial results for its fourth fiscal quarter and full fiscal year ended July 31, 2023.

“Our fiscal fourth quarter results demonstrate a continued focus on solid execution and our ability to consistently perform through changing market conditions. Our European segment achieved another quarter of record performance while our North American operating teams made further progress with our independent dealers to reduce and rebalance channel inventory ahead of the model year 2024 rollout. As a result of the operational and commercial strategies enacted across our operating companies during the current RV down-cycle period, THOR and its independent dealers are well-positioned for both the next cyclical upturn and sustainable long-term growth,” said Bob Martin, President and CEO of THOR Industries.

“Fiscal 2023 presented a series of challenges as a result of higher interest rates, rising inflation, increased economic uncertainty, ongoing supply chain constraints and geopolitical issues. At the same time, it highlighted the strength of our experienced operating management teams and proven business model. In response to macroeconomic pressures that drove softening retail demand that persisted throughout our fiscal year, our teams successfully adapted to these fluctuating market conditions with a focus on achieving solid through-cycle profitability. Through our disciplined production approach, targeted commercial actions and adherence to our variable cost model, we demonstrated our commitment to managing through the current environment and positioning the business to excel across the business cycle. In addition, our Company continues to generate meaningful cash flow which enables us to reinvest into our businesses to drive long-term growth and at the same time, reduce our overall debt balance,” said Martin.

Fiscal Year 2023 Financial Results

Net sales for fiscal year 2023 were $11.12 billion compared to $16.31 billion for fiscal year 2022, a decrease of 31.8%. The decrease in consolidated net sales is primarily due to lower current dealer and consumer demand in comparison to record demand in the prior-year period, primarily in the North American Towable segment.

Net income attributable to THOR in fiscal year 2023 was $374.3 million, or $6.95 per diluted share, compared to net income attributable to THOR of $1.14 billion, or $20.59 per diluted share, in fiscal year 2022.

The Company’s annual effective income tax rate for fiscal 2023 was 25.1% compared with 22.0% for fiscal 2022. The primary reason for the increase in the overall annual effective income tax rate relates to a change in the jurisdictional mix of income before income taxes between foreign and domestic jurisdictions between fiscal 2023 and fiscal 2022.

Net cash provided by operating activities for fiscal 2023 was $981.6 million as compared to $990.1 million for fiscal 2022. Despite lower net income in fiscal 2023, the Company generated $317.3 million of operating cash from changes in working capital in fiscal 2023 primarily due to decreases in accounts receivable with lower sales levels and a reduction in inventory levels, as compared to a use of operating cash from working capital changes of $415.9 million in fiscal 2022 due primarily to an increase in inventory.

Segment Results

North American Towable RVs

($ in thousands)	Three Months Ended July 31,		% Change	Fiscal Years Ended July 31,		% Change
	2023	2022		2023	2022
Net Sales	$930,661	$1,795,886	(48.2)	$4,202,628	$8,661,945	(51.5)
Gross Profit	$110,770	$273,136	(59.4)	$503,487	$1,512,298	(66.7)
Gross Profit Margin %	11.9	15.2		12.0	17.5
Income Before Income Taxes	$55,652	$181,662	(69.4)	$237,123	$1,050,536	(77.4)

	As of July 31,		% Change
($ in thousands)	2023	2022
Order Backlog	$756,047	$2,571,009	(70.6)

  North American Towable RV net sales were down 48.2% for the fourth quarter of fiscal 2023 compared to the prior-year period, driven primarily by a 44.7% decrease in unit shipments. The decrease in unit shipments is primarily due to a softening in current dealer and consumer demand in comparison with the unusually strong fourth quarter demand in the prior-year quarter.
  North American Towable RV gross profit margin was 11.9% for the fourth quarter of fiscal 2023, compared to 15.2% in the prior-year period. The decrease in gross profit margin for the fourth quarter was primarily driven by higher manufacturing overhead and warranty percentages, partially offset by a decrease in the material cost percentage due to the combined favorable impacts of product mix changes, net selling price increases, a LIFO inventory liquidation and cost savings initiatives exceeding the impact of increased sales discounts.
  North American Towable RV income before income taxes for the fourth quarter of fiscal 2023 was $55.7 million, compared to income before income taxes of $181.7 million in the fourth quarter last year, with the decrease driven by the decrease in net sales and the decline in the gross margin percentage.

North American Motorized RVs

($ in thousands)	Three Months Ended July 31,		% Change	Fiscal Years Ended July 31,		% Change
	2023	2022		2023	2022
Net Sales	$656,128	$1,024,768	(36.0)	$3,314,170	$3,979,647	(16.7)
Gross Profit	$56,461	$184,146	(69.3)	$442,715	$654,052	(32.3)
Gross Profit Margin %	8.6	18.0		13.4	16.4
Income Before Income Taxes	$21,044	$127,376	(83.5)	$255,207	$436,604	(41.5)

	As of July 31,		% Change
($ in thousands)	2023	2022
Order Backlog	$1,242,936	$3,436,629	(63.8)

  North American Motorized RV net sales decreased 36.0% for the fourth quarter of fiscal 2023 compared to the prior-year period. The decrease was primarily due to a 29.4% reduction in unit shipments, but also includes a 6.6% decrease resulting from changes in product mix and net price per unit as our current-year shipments trended towards our more moderately-priced Class B and Class C units compared to the higher-priced Class A units.
  North American Motorized RV gross profit margin was 8.6% for the fourth quarter of fiscal 2023, compared to 18.0% in the prior-year period. The decrease in the gross profit margin for the fourth quarter was primarily driven by an increase in sales discounts, higher material costs, primarily chassis costs, an increase in manufacturing overhead costs as a percentage of net sales due to the reduction in net sales and an increase in the warranty cost percentage.
  North American Motorized RV income before income taxes for the fourth quarter of fiscal 2023 decreased to $21.0 million compared to $127.4 million a year ago, driven by the decrease in net sales and the decline in the gross margin percentage.

European RVs

($ in thousands)	Three Months Ended July 31,		% Change	Fiscal Years Ended July 31,		% Change
	2023	2022		2023	2022
Net Sales	$1,019,156	$806,724	26.3	$3,037,147	$2,887,453	5.2
Gross Profit	$193,269	$152,569	26.7	$505,344	$409,987	23.3
Gross Profit Margin %	19.0	18.9		16.6	14.2
Income Before Income Taxes	$101,677	$74,868	35.8	$179,625	$87,116	106.2

	As of July 31,		% Change
($ in thousands)	2023	2022
Order Backlog	$3,549,660	$2,753,602	28.9

  European RV net sales increased 26.3% for the fourth quarter of fiscal 2023 compared to the prior-year period, driven by a 23.1% increase in the overall net price per unit due to the total combined impact of changes in foreign currency, product mix and price and a 3.2% increase in unit shipments. The overall net price per unit increase of 23.1% includes a 5.7% increase due to the impact of foreign currency exchange rate changes.
  European RV gross profit margin was 19.0% of net sales for the fourth quarter compared to 18.9% in the prior-year period. This slight improvement in the gross profit margin for the quarter was primarily driven by a decrease in manufacturing overhead costs as a percentage of net sales due to the increase in net sales.
  European RV income before income taxes for the fourth quarter of fiscal 2023 was $101.7 million, compared to net income before income tax of $74.9 million during the fourth quarter of fiscal 2022. The improvement in income before income taxes was primarily driven by the increase in net sales.

Management Commentary

“Building off our fiscal third quarter performance, our fiscal fourth quarter results reflect the continuation of strong financial performance in our European segment and disciplined execution in our North American RV segments to close out fiscal 2023. Despite a challenging operating environment across the fiscal year, we delivered consolidated net sales of $11.12 billion, consolidated gross profit margin of 14.4% and net income attributable to THOR of $374.3 million,” said Colleen Zuhl, Senior Vice President and Chief Financial Officer.

“In North America, our operating companies displayed continued progress in solidifying the level and mix of channel inventory as their respective teams fully transitioned to model year 2024 production in July. Given our prudent production approach over the course of the prime RV retail selling season, our teams assisted independent dealers in destocking approximately 25,500 units of THOR products from channel inventory during the fiscal fourth quarter and reducing the number of prior model year units to more appropriate levels entering our fiscal 2024. In addition, our teams maintained a firm control on our cost structure and positioned our product portfolio to assist our independent dealer partners in meeting current retail demand,” said Todd Woelfer, Senior Vice President and Chief Operating Officer.

“Meanwhile, our European segment reported its highest quarterly income before income taxes at $101.7 million on record quarterly net sales of $1.02 billion. These record results reflect the benefits of pricing actions previously taken to offset material and other input costs, improvements in chassis supply necessary to further restock dealer inventory levels of motorized products as well as operational efficiencies. We are extremely pleased with the continued efforts of our European team to strengthen the segment’s operations and profitability. Our fiscal 2023 results demonstrate our commitment to enhancing the long-term profitability profile of the European business across the economic cycle,” continued Woelfer.

“Net cash provided by operating activities for fiscal year 2023 totaled $981.6 million, including $507.5 million provided in the fourth fiscal quarter, highlighting our highly cash-generative business underpinned by our proven variable cost model. Over the course of fiscal 2023, the Company further strengthened its balance sheet by paying down $402.4 million on the Term Loan B and $100.0 million on the ABL amid a challenging market and higher interest rate environment. We ended the fiscal year with total liquidity of $1.4 billion, including cash and cash equivalents of $441.2 million and $940.0 million available under our ABL, and we remain committed to maintaining a strong balance sheet,” added Zuhl.

Outlook

“Our operational performance in the second half of fiscal 2023 provides a solid foundation as we enter fiscal 2024. Despite mixed economic data and consumer trends that are expected to continue into fiscal 2024, our experienced operating management teams and proven business model continue to give us an advantage in navigating uncertainty. As we demonstrated in fiscal 2023, we will continue to take a very disciplined approach to production planning while employing our variable cost model to prioritize profitability in the coming fiscal year. Furthermore, our strong balance sheet and cash generation profile enable us to invest in growth initiatives and drive enhanced shareholder value,” said Martin.

“Long term, we continue to be very optimistic about the growth trajectory of the RV industry. We believe strong underlying RV lifestyle interest and demographic trends will drive the market for years to come, and we are well-positioned to execute against this tremendous market opportunity. We continue to invest in automation projects that enhance product quality and drive labor efficiencies without sacrificing our variable cost model. Additionally, we continue to pursue and build out supply and aftermarket strategies aimed at improving the experience for the end consumer. Lastly, through strong strategic partnerships and organic R&D, we continue to take a thoughtful approach to investing in innovation to ensure we stay ahead of the industry and consumer demand. Overall, we are focused on leveraging our global scale as the worldwide RV market leader to support our long-term growth strategies, and we remain committed to achieving our fiscal 2027 financial targets,” concluded Woelfer.

Fiscal 2024 Guidance

In planning for fiscal 2024, current mixed macroeconomic data and cautious dealer sentiment serve as a reminder that the retail environment, though showing signs of improvement over the course of the summer selling season, continues to be challenging. As a result, the Company continues to be cautious on the global economic outlook and associated impacts on consumer demand and appetite for discretionary purchases. Against this backdrop, the Company remains committed to driving gross profit margin improvement while enacting strategies to reduce its wholesale pricing to drive consumer demand and ensuring channel inventory of THOR products remains appropriate. Additionally, the Company plans to make significant investment in its future in fiscal 2024, resulting in incremental research and development spend. That investment impacts diluted earnings per share in fiscal 2024, but creates significant upside in the longer term. In North America, the Company’s operating plan for fiscal 2024 reflects an industry wholesale shipment range of between 350,000 and 365,000 units with wholesale shipments matching retail demand. Given these expectations surrounding overall market volumes, the Company is introducing its initial guidance for fiscal 2024.

For fiscal 2024, the Company’s full-year guidance includes:

  Consolidated net sales in the range of $10.5 billion to $11.0 billion
  Consolidated gross profit margin in the range of 14.5% to 15.0%
  Diluted earnings per share in the range of $6.25 to $7.25

Supplemental Earnings Release Materials

THOR Industries has provided a comprehensive question and answer document, as well as a PowerPoint presentation, relating to its quarterly results and other topics.

To view these materials, go to http://ir.thorindustries.com.

About THOR Industries, Inc.

THOR Industries is the sole owner of operating companies which, combined, represent the world’s largest manufacturer of recreational vehicles.

For more information on the Company and its products, please go to www.thorindustries.com.

Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our suppliers, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rate fluctuations and their potential impact on the general economy and, specifically, on our profitability and on our independent dealers and consumers;   the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; legislative, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers, and stocking level decisions of our independent dealers; disruption of the delivery of units to independent dealers or the disruption of delivery of raw materials, including chassis, to our facilities; increasing costs for freight and transportation; the ability to protect our information technology systems from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market, public health and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2023.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS AND FISCAL YEARS ENDED JULY 31, 2023 AND 2022
($000’s except share and per share data) (Unaudited)

	Three Months Ended July 31,				Fiscal Years Ended July 31,
	2023	% Net Sales (1)	2022	% Net Sales (1)	2023	% Net Sales (1)	2022	% Net Sales (1)

Net sales	$2,738,066		$3,821,766		$11,121,605		$16,312,525

Gross profit	$394,305	14.4%	$667,887	17.5%	$1,596,353	14.4%	$2,806,030	17.2%

Selling, general and administrative expenses	209,643	7.7%	271,453	7.1%	870,054	7.8%	1,116,462	6.8%

Amortization of intangible assets	35,277	1.3%	39,658	1.0%	140,808	1.3%	156,946	1.0%

Interest expense, net	22,645	0.8%	22,576	0.6%	97,447	0.9%	90,092	0.6%

Other income, net	5,173	0.2%	4,162	0.1%	11,309	0.1%	17,334	0.1%

Income before income taxes	131,913	4.8%	338,362	8.9%	499,353	4.5%	1,459,864	8.9%

Income taxes	40,631	1.5%	56,575	1.5%	125,113	1.1%	321,621	2.0%

Net income	91,282	3.3%	281,787	7.4%	374,240	3.4%	1,138,243	7.0%

Less: net income attributable to non-controlling interests	995	—%	844	—%	(31)	—%	439	—%

Net income attributable to THOR Industries, Inc.	$90,287	3.3%	$280,943	7.4%	$374,271	3.4%	$1,137,804	7.0%

Earnings per common share
Basic	$1.69		$5.17		$7.00		$20.67
Diluted	$1.68		$5.15		$6.95		$20.59

Weighted-avg. common shares outstanding – basic	53,310,842		54,311,598		53,478,310		55,034,653
Weighted-avg. common shares outstanding – diluted	53,868,996		54,543,061		53,857,143		55,264,046

(1) Percentages may not add due to rounding differences

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000’s) (Unaudited)

	July 31, 2023	July 31, 2022		July 31, 2023	July 31, 2022
Cash and equivalents	$441,232	$311,553	Current liabilities	$1,716,482	$1,755,916
Accounts receivable, net	643,219	944,181	Long-term debt	1,291,311	1,754,239
Inventories, net	1,653,070	1,754,773	Other long-term liabilities	269,639	297,323
Prepaid income taxes, expenses and other	56,059	51,972	Stockholders’ equity	3,983,398	3,600,654
Total current assets	2,793,580	3,062,479
Property, plant & equipment, net	1,387,808	1,258,159
Goodwill	1,800,422	1,804,151
Amortizable intangible assets, net	996,979	1,117,492
Deferred income taxes and other, net	282,041	165,851
Total	$7,260,830	$7,408,132		$7,260,830	$7,408,132

Contact:
Michael Cieslak, CFA
mcieslak@thorindustries.com
(574) 294-7724